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                                                                     EXHIBIT 8.1



               FORM OF TAX OPINION OF SIMPSON THACHER & BARTLETT



                                                                January   , 1999



Re: Agreement and Plan of Merger


    dated as of October 14, 1998


    between Kerr-McGee Corporation


    and Oryx Energy Company



Kerr-McGee Corporation


Kerr-McGee Center


Oklahoma City, Oklahoma 73125



Ladies and Gentlemen:



     You have requested our opinion with respect to certain United States federal income tax consequences of the proposed transaction in which Oryx Energy Company ("Oryx") will be merged (the "Merger") with and into Kerr-McGee Corporation ("Kerr-McGee"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of October 14, 1998, between Kerr-McGee and Oryx (the "Merger Agreement"). This opinion is being delivered as an exhibit to the registration statement on Form S-4 (the "Registration Statement") initially filed by Kerr-McGee with the Securities and Exchange Commission on November 17, 1998 and containing the Joint Proxy Statement/Prospectus of Kerr-McGee and Oryx relating to the Merger (the "Joint Proxy Statement/Prospectus").



     In acting as counsel to Kerr-McGee in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing of the Joint Proxy Statement/Prospectus.



     You have requested that we render the opinions set forth below. In rendering such opinions, we have assumed with your consent that the Merger will be effected in accordance with the Merger Agreement and that the representations made by Kerr-McGee and Oryx in letters provided to us and to Jones, Day, Reavis & Pogue, counsel to Oryx, are true, correct and complete as of the date hereof and will be true, correct and complete as of the Effective Time. We have also assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in the Registration Statement, are true, correct and complete as of the date hereof, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.



     If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement and the Joint Proxy Statement/Prospectus the opinions expressed herein may be inapplicable. Our opinions are based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinions expressed herein may become inapplicable.



     Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto) and

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the Delaware General Corporation Law and as described in the Joint Proxy
Statement/Prospectus, we are of the opinion that for federal income tax purposes:



          (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;



          (2) Kerr-McGee and Oryx will each be a party to such reorganization within the meaning of Section 368(b) of the Code;



          (3) no gain or loss will be recognized by the stockholders of Oryx upon the reclassification of their shares as a result of the Reverse Split or with respect to the shares of Oryx Common Stock exchanged for Kerr-McGee Common Stock in the Merger (except for cash received in lieu of fractional shares);



          (4) no gain or loss will be recognized by Kerr-McGee or Oryx as a result of the Merger;



          (5) the aggregate tax basis of the shares of Kerr-McGee Common Stock received by an Oryx stockholder will be equal to such stockholder's aggregate tax basis in the Oryx Common Stock reclassified in the Reverse Split (reduced by the amount of basis properly allocated to fractional shares for which cash was received);



          (6) a holder's holding period with respect to the shares of Kerr-McGee Common Stock received pursuant to the Merger will include the holding period of the Oryx Common Stock reclassified in the Reverse Split and exchanged therefor; and



          (7) the receipt of cash in lieu of fractional shares of stock by a stockholder of Oryx will result in taxable gain or loss to such stockholder for United States federal income tax purposes based on the difference between the amount of cash received by such stockholder and such stockholder's adjusted tax basis allocated to such fractional share as set forth above.



     We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the captions "The Merger -- Material United States Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus. This opinion letter is rendered to you in connection with the above described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.



                                            Very truly yours,



                                            SIMPSON THACHER & BARTLETT